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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman LaSalle Real Estate Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-105799 on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman LaSalle Real Estate Fund Series, Inc., including the Seligman LaSalle Global Real Estate Fund and the Seligman LaSalle Monthly Dividend Real Estate Fund, appearing in the Annual Report on Form N-CSR of Seligman LaSalle Real Estate Fund Series, Inc. for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Financial Statements" and "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

New York, New York
July 29, 2009